Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254299

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 26, 2021)

Up to $75,000,000

Common Stock

We have entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) relating to the sale of shares of our common stock, par value $0.001 per share, offered by this prospectus supplement. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $75,000,000 from time to time through Jefferies, acting as sales agent.

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “VTGN.” On May 12, 2021, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.33 per share.

Sales of our common stock, if any, under this prospectus supplement may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Jefferies is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Jefferies will be entitled to compensation at a fixed commission rate equal to 3.0% of the gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of our common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the Exchange Act). See “Plan of Distribution” beginning on page S-12 for additional information regarding the compensation to be paid to Jefferies.

Investing in our common stock involves a high degree of risk. See the information contained under the heading “Risk Factors” beginning on page S-3 of this prospectus supplement and under similar headings in the accompanying prospectus and in the other documents that are incorporated by reference herein and therein, including specifically under “Item 1A: Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and in our Quarterly Reports on Form 10-Q for the periods ended June 30, 2020, September 30, 2020 and December 31, 2020, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is May 14, 2021.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts.

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The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein.

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The second part is the accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form S-3 initially filed on March 15, 2021, which provides more general information, some of which may not apply to this offering.

If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or in any document incorporated by reference herein or therein that was filed with the SEC before the date of this prospectus supplement, you should rely on the information set forth in this prospectus supplement. This prospectus supplement is deemed a prospectus supplement to the accompanying prospectus contained in the registration statement of which such prospectus forms a part solely for the purpose of this offering. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a subsequently filed document deemed incorporated by reference in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information in any related free writing prospectus filed by us with the SEC. We have not, and the sales agent has not, authorized anyone to provide you with different information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus. We and the sales agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates (or any such earlier date as of which information is given), regardless of the time of delivery of any such document or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed materially since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein, the additional information described under the section titled “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering, before investing in our common stock.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise specified or the context otherwise requires, references in this prospectus supplement, the accompanying prospectus and any free writing prospectus to “VistaGen,” “we,” “our,” “us” and “the Company” refer, collectively, to VistaGen Therapeutics, Inc., a Nevada corporation, and its consolidated subsidiaries.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. Additionally, while such information has been obtained from sources believed to be reliable, there can be no assurance as to the accuracy or completeness of the included information. The Company has not independently verified any of the data from third-party sources, nor has the Company ascertained the underlying economic assumptions relied upon therein. While such information is believed to be reliable for the purposes used herein, none of the Company, its affiliates, nor their respective directors, officers, employees, members, partners, stockholders or agents make any representation or warranty with respect to the accuracy of such information.

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 PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering and does not contain all of the information that you should consider before investing in our securities. Before investing in our common stock, you should carefully read the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free-writing prospectus and the documents incorporated by reference herein or therein, including the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and the financial statements and accompanying notes.

Business Overview

We are a clinical-stage biopharmaceutical company committed to developing and commercializing differentiated new generation medications that go beyond the current standard of care for anxiety, depression and other central nervous system (“CNS”) disorders. Our pipeline includes three CNS product candidates, PH94B, PH10 and AV-101, each with a differentiated potential mechanism of action, favorable safety results observed in all clinical studies to date, and therapeutic potential in multiple CNS indications. We are currently preparing PH94B, an investigational pherine nasal spray, for Phase 3 clinical studies as a potential acute treatment of anxiety in adults with social anxiety disorder (“SAD”), as well as additional studies required to support our U.S. New Drug Application (“ NDA”) for that indication should our PH94B Phase 3 clinical development program for SAD be successful. We are also planning for small exploratory Phase 2A studies in adult patients experiencing other anxiety disorders. PH10, also an investigational pherine nasal spray, has completed a successful exploratory Phase 2A study for the treatment of major depressive disorder (“MDD”). We are currently conducting nonclinical studies in preparation for planned Phase 2B clinical development of PH10 as a potential stand-alone treatment for MDD. In several clinical studies, AV-101, our N-methyl-D-aspartate receptor (“NMDAR”) antagonist prodrug, was shown to be orally bioavailable and was well-tolerated. Based on preclinical studies involving AV-101 alone and in combination with probenecid, we are currently preparing to conduct a Phase 1B clinical study of AV-101, in combination with probenecid, necessary for potential future Phase 2A clinical development of AV-101 for CNS indications involving the NMDAR. Additionally, our wholly owned subsidiary, VistaGen Therapeutics, Inc., a California corporation d/b/a VistaStem Therapeutics, Inc. (“VistaStem”), has human pluripotent stem cell (“hPSC”) technologies with potential to discover and develop small molecule New Chemical Entities (NCEs) for our CNS pipeline or out-licensing, as well as potential applications in the cell therapy (“CT”) and regenerative medicine (“RM”) fields. Our goal is to become a biopharmaceutical company that develops and commercializes innovative CNS therapies for neuropsychiatry and neurology markets where current treatments are inadequate to meet the needs of millions of patients.

Our Product Candidates

PH94B is an odorless synthetic rapid-onset pherine nasal spray with therapeutic potential in neuropsychiatric indications involving anxiety or phobia. Conveniently designed to be self-administered in microgram-level doses without requiring systemic uptake and distribution to achieve its anti-anxiety effects, our current Phase 3 clinical development program for PH94B is designed to further demonstrate its potential as a fast-acting, non-sedating, non-addictive acute treatment of anxiety in adults with SAD. We believe PH94B also has potential to be developed as a novel treatment for adjustment disorder, postpartum anxiety, post-traumatic stress disorder, pre-procedural anxiety, panic and other anxiety disorders. The U.S. Food and Drug Administration (“FDA”) has granted Fast Track designation for development of PH94B for the acute treatment of SAD.

PH10 is an odorless synthetic pherine nasal spray with potential to be a fast-acting stand-alone treatment for neuropsychiatric indications involving depression and suicidal ideation. Conveniently self-administered in microgram-level doses without systemic exposure, we are preparing to develop PH10 as a potential rapid-onset, stand-alone treatment of MDD. With its rapid-onset pharmacology, lack of systemic exposure at clinical doses administered to-date and favorable safety results observed in all clinical studies to date, we believe PH10 has potential to be a new stand-alone treatment for several depression disorders.

AV-101 (4-Cl-KYN) targets the NMDAR (N-methyl-D-aspartate receptor), an ionotropic glutamate receptor in the brain. Abnormal NMDAR function is associated with numerous CNS diseases and disorders. AV-101 is an oral prodrug of 7-chloro-kynurenic acid (7-Cl-KYNA), which is a potent and selective full antagonist of the glycine co-agonist site of the NMDAR that inhibits the function of the NMDAR. However, unlike ketamine and many other NMDAR antagonists, 7-Cl-KYNA is not an ion channel blocker. At doses administered in all studies to date, AV-101 has been observed to be orally bioavailable, well tolerated and has not exhibited dissociative or hallucinogenic psychological side effects or safety concerns. In light of these and findings from preclinical studies, we believe that AV-101, in combination with FDA-approved probenecid, has potential to become a new oral treatment alternative for certain CNS indications involving the NMDAR. We are currently preparing to evaluate AV-101 in combination with probenecid in a Phase 1B clinical study. The FDA has granted Fast Track designation for development of AV-101 as a potential adjunctive treatment for MDD and as a non-opioid treatment for neuropathic pain (“NP”).

VistaStem’s human pluripotent stem cell (hPSC) technology has potential application in screening and development of novel, investigational small molecule NCEs for our CNS pipeline or for out-licensing, as well as for CT and RM.

Corporate Information

VistaGen Therapeutics, Inc., a Nevada corporation, is the parent of VistaGen Therapeutics, Inc. (d/b/a VistaStem Therapeutics, Inc.), a wholly owned California corporation founded in 1998. Our principal executive offices are located at 343 Allerton Avenue, South San Francisco, California 94080, and our telephone number is (650) 577-3600. Our website address is www.vistagen.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

THE OFFERING
Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $75,000,000.
Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, Jefferies. See “Plan of Distribution” on page S-12 of this prospectus supplement.
Use of Proceeds

Our management will retain broad discretion regarding the allocation and use of the net proceeds. We currently intend to use the net proceeds from the offering for research, development and manufacturing and regulatory expenses associated with continuing development of PH94B, PH10, AV-101, and potential drug candidates to expand our CNS pipeline and for other working capital and general corporate purposes. See “Use of Proceeds” on page S-10.

Risk Factors
Investing in our common stock involves a high degree of risk. See the information contained under the heading “Risk Factors” beginning on page S-3 of this prospectus supplement and under similar headings in the accompanying prospectus and in the other documents that are incorporated by reference herein and therein, including specifically under “Item 1A: Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and in our Quarterly Reports on Form 10-Q for the periods ended June 30, 2020, September 30, 2020 and December 31, 2020.

Nasdaq Capital Market symbol	“VTGN”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2020, September 30, 2020 and December 31, 2020 incorporated by reference into this prospectus supplement and the accompanying prospectus, any amendment or update thereto reflected in our subsequent filings with the SEC, any related free writing prospectus and all of the other information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein, including our financial statements and related notes. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we currently believe to be immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The COVID-19 pandemic has adversely impacted, and may continue to adversely impact our business.

Beginning in late 2019, a new strain of coronavirus (“COVID-19”) spread across the world, and the outbreak has since been declared a pandemic by the World Health Organization. The U.S. Secretary of Health and Human Services has also declared a public health emergency in the United States in response to the outbreak. Despite the recent administration of vaccines designed to combat the pandemic, considerable uncertainty still surrounds the COVID-19 pandemic and its potential effects, and the extent of and effectiveness of responses taken on international, national and local levels. Measures taken to limit the impact of COVID-19, including shelter-in-place orders, social distancing measures, travel bans and restrictions, and business and government shutdowns have already resulted in significant negative economic impacts on a global basis.

As the COVID-19 pandemic continues to evolve, we cannot at this time fully predict the effects of these conditions on our operations. Uncertainties remain as to the duration of the pandemic, the success of treatments and vaccines designed to combat the pandemic, and the length and scope of the travel restrictions and business closures imposed by the governments of impacted countries and localities. The continued COVID-19 pandemic, or another highly transmissible and pathogenic infectious disease, may lead to the implementation of further responses, including additional travel restrictions, government-imposed quarantines or stay-at-home orders, and other public health safety measures, which may result in further disruptions to our business and operations. The COVID-19 pandemic has impacted our business and may continue to do so as the pandemic persists. Additionally, future outbreaks may have several adverse effects on our business, results of operations and financial condition.

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Delayed product development: We have faced, and may continue to face, delays and other disruptions to our ongoing clinical development programs for PH94B, PH10 and AV-101 due to the ongoing COVID-19 pandemic. In addition, regulatory oversight and actions regarding our products may be disrupted or delayed in regions impacted by COVID-19, including the United States and elsewhere, which may impact review and approval timelines for products in development. Although we remain invested in continuing our clinical development programs for our current product candidates, our research and development efforts may be impacted if our employees, or the employees of our contract research and development organizations (“CROs”) or our third-party contract manufacturer(s) (“CMOs”) are advised or required to work remotely or at limited capacity as part of social distancing measures or as a result of illness related to the COVID-19 pandemic. Additionally, social distancing measures, stay-at-home orders and other governmental restrictions designed to combat the COVID-19 pandemic or any resurgence may impair our ability to conduct future clinical trials in a timely manner.

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Negative impacts on our suppliers and employees: COVID-19 has impacted, and COVID-19 or another highly transmissible and pathogenic infectious disease, may continue to impact the health of our employees, contractors or suppliers, reduce the availability of our workforce or those of companies with which we do business, including our CROs and CMOs, divert our attention toward succession planning, or create disruptions in our supply or distribution networks. Since the beginning of the COVID-19 pandemic, we have experienced delays of the delivery of supplies of active pharmaceutical product (“API”) required to continue development of PH94B and PH10. Although our supply of raw materials and API remains sufficiently operational, we may experience adverse effects of such events in the future, which may result in a significant, material disruption to clinical development programs and our operations. Additionally, having shifted to remote working arrangements, we also face a heightened risk of cybersecurity attacks or data security incidents and are more dependent on internet and telecommunications access and capabilities.

COVID-19 has also created significant disruption and volatility in national, regional and local economies and markets. Uncertainties related to, and perceived or experienced negative effects from COVID-19, may cause significant volatility or decline in the trading price of our securities, capital markets conditions and general economic conditions. Our future results of operations and liquidity could be adversely impacted by supply chain disruptions and operational challenges faced by our CROs, CMOs and other contractors. The continued COVID-19 pandemic, or another highly transmissible and pathogenic infectious disease, could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in a further economic downturn or a global recession. Such events may limit or restrict our ability to access capital on favorable terms, or at all, lead to consolidation that negatively impacts our business, weaken demand, increase competition, cause us to reduce our capital spend further, or otherwise disrupt our business or make it more difficult to implement our strategic plans.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our existing securityholders, which could adversely affect the market price of shares of our common stock and our business.

We will require additional financing to fund future operations, including our research and development activities for our product candidates and, if such efforts are successful, commercialization of our product candidates. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of our existing security holders, which could adversely affect the market price of our common stock and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of our existing securityholders, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us, which could have a materially adverse effect on our business.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand and the terms of the sale agreement, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

Purchasers will experience immediate dilution in the book value per share of the common stock purchased in the offering.

The shares sold in this offering, if any, will be sold from time to time at various prices. However, we expect that the offering price of our common stock will be substantially higher than the net tangible book value per share of our outstanding common stock. After giving effect to the sale of shares of our common stock in the aggregate amount of $75,000,000 at an assumed offering price of $2.33 per share, the last sale price of our common stock on May 12, 2021 on The Nasdaq Capital Market, and after deducting commissions and estimated offering expenses, our as adjusted net tangible book value as of December  31, 2021 would have been approximately $166.3 million or approximately $0.97 per share. This represents an immediate increase in net tangible book value of approximately $0.29 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $1.36 per share to purchasers of our common stock in this offering. See “Dilution” for more information.

In addition to this offering, subject to market conditions and other factors, we may pursue additional equity financings in the future, including future public offerings or future private placements of equity securities or securities convertible into or exchangeable for equity securities at prices that may be higher or lower than the price per share in this offering. Further, the exercise of outstanding options or warrants could result in further dilution to investors and any additional shares issued in connection with acquisitions, collaborations, licensing transactions or other similar transactions will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock due to an increased number of shares available for sale in the market.

Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, may adversely impact the price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception that such sales may occur, may adversely impact the price of our common stock, even if there is no relationship between such sales and the performance of our business. As of December 31, 2020, we had 138,664,472 shares of common stock outstanding, as well as outstanding options to purchase an aggregate of 13,718,088 shares of our common stock at a weighted average exercise price of $1.25 per share, up to 50,199,681 shares of common stock issuable upon conversion of outstanding shares of our preferred stock, up to 3,776,436 shares of common stock reserved for issuance as payment of accrued dividends on outstanding shares of our Series B 10% Convertible Preferred Stock, and outstanding warrants to purchase up to an aggregate of 24,314,052 shares of our common stock at a weighted average exercise price of $1.59 per share. The exercise and/or conversion of such outstanding derivative securities may result in further dilution of your investment.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate such net proceeds in ways that you and other stockholders may not approve.

Our management will have broad discretion in the use of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations and expansion of our business and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants in connection with any indebtedness we or our subsidiaries may incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As of March 31, 2020, we had U.S. federal and state net operating loss carryforwards of approximately $125.1 million and $64.1 million, respectively, and U.S. federal and state tax credit carryforwards of approximately $2.1 and $1.2 million, respectively, and we have generated significant losses and credits after March 31, 2020. Under legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act, federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 may be carried forward indefinitely but, in the case of taxable years beginning after December 31, 2020, may only be used to offset 80% of our taxable income, if any, annually. Similar rules may apply under state tax laws that may suspend or otherwise limit utilization of net operating losses, which could accelerate or permanently increase state taxes owed. For example, California enacted A.B. 85 which imposes limits on the usability of California net operating losses and certain tax credits in taxable years beginning after 2019 and before 2023. In addition, our ability to utilize our federal net operating loss and tax credit carryforwards may be limited under Sections 382 and 383 of the Code. The limitations apply if we experience an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in the ownership of our equity by certain stockholders over a rolling three-year period. We have not assessed whether such an ownership change has previously occurred nor whether this offering will give rise to an ownership change. If we have experienced an ownership change at any time since our incorporation, we may already be subject to limitations on our ability to utilize all or a portion of our existing net operating losses and other tax attributes to offset taxable income. In addition, future changes in our stock ownership (including as a result of this offering), which may be outside of our control, may trigger an ownership change and, consequently, the limitations under Sections 382 and 383 of the Code. Similar provisions of state tax law may also apply to limit the use of our state net operating loss and tax credit carryforwards. As a result, if or when we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and other tax attributes to offset such taxable income may be subject to limitations, which could adversely affect our future cash flows.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. We currently have research coverage by three securities and industry analysts. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on Nasdaq.

Market conditions may result in volatility in the level of, and fluctuations in, market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance. A weak global economy or other circumstances, such as changes in tariffs and trade, could also contribute to extreme volatility of the markets, which may have an effect on the market price of our common stock.

 The requirements of being a public company, including compliance with the reporting requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. We are required to disclose any material weaknesses identified by our management in our internal control over financial reporting. As a non-accelerated filer, we avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b). However, we may no longer avail ourselves of this exemption if and when we cease to be a non-accelerated filer. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. If required, our compliance with Section 404(b) would require that we incur substantial accounting expense and expend significant management time on compliance-related issues. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

We have identified material weaknesses in our internal control over financial reporting and have taken steps to remediate them. In particular, upon concluding that (i) the size of our staff did not permit appropriate segregation of duties to (a) permit appropriate review of accounting transactions and/or accounting treatment by multiple qualified individuals and (b) prevent one individual from overriding the internal control system by initiating, authorizing and completing all transactions; and (ii) our accounting software did not prevent erroneous or unauthorized changes to previous reporting periods and/or could be adjusted so as to not provide an adequate auditing trail of entries made in the accounting software, we have begun to address these material weaknesses by retaining additional accounting staff to permit appropriate review of accounting transactions and/or accounting treatment by multiple qualified individual and implementing state-of-the-art accounting software to prevent erroneous or unauthorized changes to previous reporting periods and/or adjustments and to provide an adequate auditing trail of entries made in the accounting software.
The existence of one or more material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information causing our stock price to decline, we may be unable to obtain additional financing to operate and expand our business and our business and financial condition could be harmed.

We require additional financing to execute our business plan and continue to operate as a going concern.

Our audited consolidated financial statements for the year ended March 31, 2020 incorporated by reference into this prospectus supplement were prepared assuming we will continue to operate as a going concern, although we and our auditors have indicated that our continuing losses and negative cash flows from operations raise substantial doubt about our ability to continue as such. Because we continue to experience net operating losses, our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from this offering as well as future sales of our securities or potentially obtaining loans and grant awards from financial institutions and/or government agencies where possible. Our continued net operating losses increase the difficulty in completing such sales or securing alternative sources of funding, and there can be no assurances that we will be able to obtain any future funding on favorable terms or at all. If we are unable to obtain sufficient financing from the sale of our securities or from alternative sources, we may be required to reduce, defer, or discontinue certain or all of our research and development activities or we may not be able to continue as a going concern.

During the nine months ended December 31, 2020, we generated approximately $114.8 million in net cash proceeds from financing transactions and partnering arrangements. As of December 31, 2020, we had cash and cash equivalents of approximately $104.3 million, which we believe is sufficient to fund our planned operations for well beyond the twelve months following the issuance of the financial statements incorporated by reference into this prospectus supplement. Nevertheless, we have not yet developed products that generate recurring revenue and, assuming successful completion of our planned clinical and nonclinical programs, we will need to invest substantial additional capital resources to commercialize any of them.

Further, we have no current source of revenue to sustain our present activities, and we do not expect to generate revenue until, and unless, we (i) out-license or sell a product candidate to a third-party, (ii) enter into additional license arrangements involving our stem cell technology, or (iii) obtain approval from the FDA or other regulatory authorities and successfully commercialize, on our own or through a future collaboration, one or more of our product candidates.

As the outcome of our ongoing research and development activities, including the outcome of future anticipated clinical trials, is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates, on our own or in collaboration with others. As with prior periods, we will continue to incur costs associated with other development programs for PH94B, PH10 and AV-101. In addition, other unanticipated costs may arise. As a result of these and other factors, we will need to seek additional capital to meet our future operating requirements, including capital necessary to develop, obtain regulatory approval for, and to commercialize our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Our future capital requirements depend on many factors, including:

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the number and characteristics of the product candidates we pursue;
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the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical studies;
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the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;
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the cost of commercialization activities if any of our product candidates are approved for sale, including marketing, sales and distribution costs;
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the cost of manufacturing our product candidates and any products we successfully commercialize;
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our ability to establish and maintain strategic partnerships, licensing or other collaborative arrangements and the financial terms of such agreements;
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market acceptance of our product candidates;
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the effect of competing technological and market developments;
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our ability to obtain government funding for our research and development programs;
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the costs involved in obtaining, maintaining and enforcing patents to preserve our intellectual property;
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the costs involved in defending against such claims that we infringe third-party patents or violate other intellectual property rights and the outcome of such litigation;
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the timing, receipt and amount of potential future licensee fees, milestone payments, and sales of, or royalties on, our future products, if any; and
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the extent to which we may acquire or invest in additional businesses, product candidates and technologies.

Any additional fundraising efforts will divert certain members of our management team from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. We cannot guarantee that future financing will be available in sufficient amounts, in a timely manner, or on terms acceptable to us, if at all. The terms of any future financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity securities and the conversion, exchange or exercise of certain of our outstanding securities will dilute all of our stockholders. The incurrence of debt could result in increased fixed payment obligations and we could be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain additional funding on a timely basis and on acceptable terms, we may be required to significantly curtail, delay or discontinue one or more of our research or product development programs or the commercialization of any product candidate or be unable to continue or expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus supplement and the accompanying prospectus, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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the impact of the COVID-19 pandemic, efforts to contain the pandemic and resulting economic downturn on our operations and financial condition;
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the availability of capital to satisfy our working capital requirements;
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the accuracy of our estimates regarding expenses, future revenues and capital requirements;
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our plans to develop and commercialize our any of our current product candidates;
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our ability to initiate and complete our clinical trials and to advance our product candidates into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;
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regulatory developments in the United States and foreign countries;
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the performance of our third-party contractors involved with the manufacture and production of our drug candidates for nonclinical and clinical development activities, contract research organizations and other third-party nonclinical and clinical development collaborators and regulatory service providers;
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our ability to obtain and maintain intellectual property protection for our core assets;
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the size of the potential markets for our product candidates and our ability to serve those markets;
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the rate and degree of market acceptance of our product candidates for any indication once approved;
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the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;
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the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators;
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our ability to comply with Nasdaq continued listing standards;
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our ability to continue as a going concern; and
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other risks and uncertainties, including those described under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and those described under Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020, which risk factors are incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus supplement, as well as certain information incorporated by reference into this prospectus supplement and the accompanying prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus supplement and the accompanying prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $75.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize our Sales Agreement with Jefferies.

We currently intend to use the net proceeds from the offering primarily for research, development and manufacturing and regulatory expenses associated with continuing development of PH94B, PH10, AV-101, and potential drug candidates to expand our CNS pipeline and for other working capital and general corporate purposes.

Pending other uses, we intend to invest our proceeds from this offering in short-term investments or hold them as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DILUTION

Purchasers of our common offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares of common stock outstanding. As of December 31, 2020, our net tangible book value was approximately $93.8 million, or approximately $0.68 per share.

After giving effect to the assumed sale of 32,188,841 shares of common stock in the aggregate amount of $75.0 million at an assumed public offering price of $2.33 per share, the last reported price of our common stock on The Nasdaq Capital Market on May 12, 2021, after deducting the underwriting discount and commissions, and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2020 would have been approximately $166.3 million or approximately $0.97 per share. This amount represents an immediate increase in net tangible book value of approximately $0.29 per share to existing stockholders and an immediate dilution in net tangible book value of approximately $1.36 per share to purchasers of our common stock in this offering.

The following table illustrates the dilution in net tangible book value per share to new investors:

Assumed public offering price per share:		$2.33
Net tangible book value per share as of December 31, 2020	$0.68
Increase in pro forma, net tangible book value per share after this offering	0.29
Pro forma net tangible book value per share after this offering		0.97
Dilution in pro forma net tangible book value per share to new investors in this offering		$1.36

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options or warrants having a per share exercise price less than the assumed public offering price in this offering. To the extent that we raise additional capital through the sale of equity or convertible debt securities after this offering, the issuance of those securities could result in further dilution to our stockholders.

The above discussion and table are based on 138,664,472 shares of common stock outstanding as of December 31, 2020 and excludes the following securities:

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46,000,000 shares of common stock issued after December 31, 2020 pursuant to the conversion of all outstanding shares of our Series D Preferred Stock;
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750,000 shares of common stock reserved for issuance upon conversion of 500,000 shares of our Series A Preferred Stock held by one institutional investor and one accredited individual investor;
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1,131,669 shares of common stock reserved for issuance upon conversion of 1,131,669 shares of our Series B 10% Convertible Preferred held by one institutional investor and 3,776,436 shares of common stock reserved for issuance as payment of accrued dividends on outstanding shares of our Series B 10% Convertible Preferred;
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2,318,012 shares of common stock reserved for issuance upon conversion of 2,318,012 shares of our Series C Convertible Preferred held by one institutional investor;
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24,314,052 shares of common stock that have been reserved for issuance upon exercise of outstanding warrants, with a weighted average exercise price of $1.59 per share;
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13,718,088 shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2019 Omnibus Equity Incentive Plan and our 2016 Equity incentive Plan, with a weighted average exercise price of $1.25 per share;
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3,051,248 shares of common stock reserved for future issuance in connection with future grants under our 2019 Omnibus Equity Incentive Plan; and
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941,875 shares of common stock reserved for future issuance in connection with the 2019 ESPP.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with Jefferies, under which we may offer and sell up to $75.0 million of our shares of common stock from time to time through Jefferies acting as agent. Sales of our shares of common stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4)  under the Securities Act.

Each time we wish to issue and sell shares of common stock under the Sales Agreement, we will notify Jefferies of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the Sales Agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Jefferies is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Jefferies for the fees and disbursements of its counsel, payable upon execution of the sales agreement, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel, unless we and Jefferies otherwise agree. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the Sales Agreement, will be approximately $250,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on the Nasdaq Capital Market on the day following each day on which shares of common stock are sold under the sales agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of the shares of common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our shares of common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement will be filed as an exhibit to a current report on Form 8-K filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and incorporated by reference in this prospectus supplement.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP, Chicago, Illinois. Jefferies LLC is being represented in connection with this offering by Cooley LLP, New York, New York. The validity of the securities offered hereby will be passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

OUM & Co. LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020, as set forth in their report (the “Audit Report”), which is incorporated by reference in this prospectus. The Audit Report for VistaGen Therapeutics, Inc. as of March 31, 2020 includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. Our financial statements are incorporated by reference in reliance on OUM & Co. LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities covered by this prospectus supplement. This prospectus supplement, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available free of charge at our website, www.vistagen.com, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus supplement:

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Our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC on June 29, 2020;

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The information specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on July 27, 2020;

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Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020, filed with the SEC on August 13, 2020, November 12, 2020 and February 11, 2021, respectively;

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Our Current Reports on Form 8-K, filed with the SEC on April 3, 2020, April 27, 2020, June 26, 2020, August 6, 2020, September 18, 2020 (solely with respect to the information disclosed under Item 5.07), October 13, 2020 (solely with respect to the information disclosed under Item 3.01), December 1, 2020, December 22, 2020 (other than with respect to the information disclosed under Item 7.01), January 6, 2021, February 2, 2021, March 5, 2021, April 26, 2021, April 27, 2021 and May 4, 2021; and

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The description of the Company’s common stock in the Company’s Registration Statement on Form S-3 (File No. 333-254299) filed with the SEC on March 15, 2021.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus supplement and accompanying prospectus, which will become a part of this prospectus supplement and accompanying prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement and accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

VistaGen Therapeutics, Inc.

343 Allerton Avenue

South San Francisco, California 94080

(650) 577-3600

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information other than that provided in this prospectus supplement and the accompanying prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of the document.

PROSPECTUS

$250,000,000

COMMON STOCK
PREFERRED STOCK
WARRANTS
UNITS

From time to time, we may offer and sell, in one or more offerings, up to approximately $250 million of any combination of the securities described in this prospectus. We may also offer securities as may be issuable upon conversion, repurchase, exchange or exercise of any securities registered hereunder, including applicable anti-dilution provisions, if any. Any warrants sold hereunder may be exercisable for shares of our common stock, shares of our preferred stock and/or units. Any units sold hereunder will represent an interest in two or more other securities, which may or may not be separable from one another. The shares of our common stock that may become issuable from time to time upon the exercise of our Series A1 Warrants and upon conversion of shares of Series D Preferred (each as defined herein) are also being offered pursuant to this prospectus.

This prospectus provides a general description of the securities we may offer from time to time. Each time we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with an offering. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Our common stock is listed on the Nasdaq Capital Market under the symbol “VTGN.” On March 12, 2021, the closing price of our common stock on the Nasdaq Capital Market was $2.35 per share.

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

As of March 10, 2021, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $308,181,800, which was calculated in accordance with General Instruction I.B.1 of Form S-3, based on 143,340,410 shares of outstanding common stock held by non-affiliates, at a price per share of $2.15, the closing sale price of our common stock reported on the Nasdaq Capital Market on March 10, 2021.

Our business and investing in our securities involve significant risks. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 7 of this prospectus, as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2021

VISTAGEN THERAPEUTICS, INC.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the SEC), using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered from time-to-time. Each time we offer securities for sale, we will provide a prospectus supplement that contains information about the specific terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus, and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized, or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

COMPANY OVERVIEW

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our securities. You should read the following summary together with the more detailed information appearing in this prospectus and any accompanying prospectus supplement, including the section titled “Risk Factors” on page 7, before deciding whether to purchase our securities.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “VistaGen,” “Company,” “we,” “us,” “our,” refer to VistaGen Therapeutics, Inc.

Overview

We are a clinical-stage biopharmaceutical company committed to developing and commercializing differentiated new generation medications that go beyond the current standard of care for anxiety, depression and other central nervous system (CNS) disorders. Our pipeline includes three CNS product candidates, each with a differentiated potential mechanism of action, favorable safety results observed in all clinical studies to date, and therapeutic potential in multiple CNS markets. We are currently preparing PH94B for a pivotal Phase 3 clinical study as a potential acute treatment of anxiety in adults with social anxiety disorder (SAD), as well as additional nonclinical and clinical studies required to support our U.S. New Drug Application (NDA) for that indication should our Phase 3 clinical program be successful. In addition, we are planning for several small exploratory Phase 2A studies of PH94B in adult patients, including in adjustment disorder, pre-procedural anxiety, postpartum anxiety and post-traumatic stress disorder. PH10 has completed a successful exploratory Phase 2A study for the treatment of major depressive disorder (MDD). We are currently preparing for planned Phase 2B clinical development of PH10 as a potential stand-alone treatment for MDD. In several clinical studies, AV-101 was shown to be orally bioavailable and was well-tolerated. Based on successful preclinical studies involving AV-101 alone and in combination with probenecid, we are currently planning to pursue Phase 1B, and, if successful, subsequent Phase 2A clinical development of AV-101, in combination with probenecid, for treatment of CNS indications involving the N-methyl-D-aspartate receptor (NMDAR). Additionally, our wholly owned subsidiary, VistaGen Therapeutics, Inc., d/b/a VistaStem, a California corporation (VistaStem), has pluripotent stem cell technology focused on assessing and developing small molecule new chemical entities (NCEs) for our CNS pipeline, or for out-licensing, by utilizing CardioSafe 3D, VistaStem’s customized human heart cell-based cardiac bioassay system. Our goal is to become a biopharmaceutical company that develops and commercializes innovative CNS therapies for multiple large and growing neuropsychiatry and neurology markets worldwide where we believe current treatments are inadequate to meet the needs of millions of patients.

Our Product Candidates

PH94B Nasal Spray for Anxiety Disorders

PH94B is an odorless synthetic rapid-onset pherine nasal spray with therapeutic potential in a wide range of neuropsychiatric indications involving anxiety or phobia. Conveniently self-administered in microgram-level doses without requiring systemic uptake and distribution to achieve its anti-anxiety effects, we are initially developing PH94B as a potential as a fast-acting, non-sedating, non-addictive new generation acute treatment of anxiety in adults with SAD. SAD affects approximately 20 million Americans and, according to the National Institutes of Health (NIH), is the third most common psychiatric condition after depression and substance abuse. A person with SAD feels symptoms of anxiety or fear in certain social situations, such as meeting new people, dating, being on a job interview, answering a question in a classroom or conference room, or having to talk to a cashier in a store. Doing everyday things in front of other people - such as eating, drinking or using a public restroom – may also cause anxiety or fear. A person with SAD may also feel symptoms of fear and anxiety in performance situations, such as giving a lecture, a speech or a presentation to classmates at school, or colleagues at work, as well as playing in a sports game, or dancing or playing a musical instrument on stage.  A person with SAD is afraid that he or she will be humiliated, judged, or rejected.  The fear and anxiety that people with SAD have in social and performance situations is so strong that they feel they are beyond their ability to control. As a result, SAD gets in the way of going to work, attending school, meeting with others socially or doing everyday things in situations with potential for interpersonal interaction. People with SAD may worry about these and other things for weeks before they happen. Sometimes, they end up avoiding places or events where they think they might have to do something that will embarrass or humiliate them or cause them to be judged.  Without treatment, SAD can last for many years or a lifetime and prevent a person from reaching his or her full potential.

Three oral antidepressants are approved by the U.S Food and Drug Administration (FDA) specifically for treatment of SAD. These FDA-approved antidepressants have slow onset of therapeutic effect (often taking many weeks to months), require chronic administration and often cause significant side effects that begin soon after administration. We believe their slow onset of effect, required chronic administration and significant potential side effects and safety concerns may make these FDA-approved oral antidepressants inadequate or inappropriate treatment alternatives for many individuals affected by SAD. Our PH94B is fundamentally different from the oral antidepressants approved by the FDA for treatment of SAD, as well as all current anti-anxiety drugs, such as benzodiazepines prescribed off-label for treatment of SAD.

We believe PH94B-induced anxiolytic effects appear consistent with the modulation of neural circuits involved in the pathogenesis of SAD. Neurons in the limbic amygdala regulate fear and anxiety by modulating inhibitory neurotransmission in other brain regions. A microgram level intranasal dose of PH94B (3.2 micrograms) engages specific nasal chemosensory neurons which activate olfactory bulb neurons (OBNs) on the base of the brain. OBNs send neural connections to neurons in the central limbic amygdala, the brain center where fear and anxiety are regulated, resulting in downstream signaling and rapid-onset anti-anxiety effects. Importantly, PH94B does not require systemic uptake and distribution to produce its rapid-onset anti-anxiety effects. In all clinical studies to date, PH94B has not shown psychological side effects (such as dissociation, euphoria or hallucinations), sedation or other side effects and safety concerns that may be caused by the current oral antidepressants approved by the FDA for treatment of SAD, or by benzodiazepines and beta blockers, which, although not FDA-approved to treat SAD, are often prescribed by psychiatrists and physicians for treatment of SAD on an off-label basis. While oral antidepressants, benzodiazepines and beta blockers require systemic administration to achieve anxiolytic effects, due to its unique pharmacology, PH94B does not require systemic uptake and distribution to achieve its rapid-onset anti-anxiety effects.

In a peer-reviewed, published double-blind, placebo-controlled Phase 2 clinical trial, PH94B was statistically significantly more effective than placebo in reducing both public-speaking anxiety (p=0.002) and social interaction anxiety (p=0.009) in laboratory-simulated challenges of SAD patients, within 15 minutes of their self-administration of a non-systemic 1.6 microgram dose of PH94B.  Based on the results of this Phase 2 study and our recent consensus with the FDA that our initial pivotal Phase 3 study of PH94B may be conducted in a manner substantially similar to the public speaking anxiety component of such Phase 2 study, we are preparing for Phase 3 clinical development of PH94B as an acute treatment of anxiety in adults with SAD. Our goal is to develop and commercialize PH94B as the first FDA-approved, rapid-onset, non-sedating, non-systemic, non-additive acute treatment of anxiety in adults with SAD. We believe PH94B has potential for use on demand to treat symptoms of anxiety which result from often predictable anxiety-provoking stressors, much like a rescue inhaler is used on demand, before an asthma attack or a migraine drug is used before onset of a migraine episode. We also believe PH94B has potential to treat other anxiety-related neuropsychiatric indications, such as adjustment disorder, postpartum anxiety, preprocedural anxiety (e.g., pre-MRI), panic disorder, post-traumatic stress disorder and specific social phobias. In addition to preparing for Phase 3 development of PH94B as a potential acute treatment of anxiety for adults with SAD, we are planning for a series of small exploratory Phase 2A clinical studies of PH94B for treatment of adjustment disorder, postpartum anxiety, post-traumatic stress disorder, and pre-procedural anxiety. The FDA has granted Fast Track designation for development of PH94B for acute treatment of anxiety in adults with SAD, which we believe is the FDA’s first such designation for a drug candidate for SAD.

PH10 Nasal Spray for Depression Disorders and Suicidal Ideation

PH10 is an odorless synthetic pherine nasal spray with potential to be a fast-acting treatment for multiple neuropsychiatric indications involving depression and suicidal ideation. Conveniently self-administered in microgram-level doses without systemic exposure, we are develop PH10 as a potential rapid-onset, stand-alone treatment of MDD.

Depression is a serious medical illness and a global public health concern that can occur at any time over a person's life. While most people will experience depressed mood at some point during their lifetime, MDD is different. MDD is the chronic, pervasive feeling of utter unhappiness and suffering, which impairs daily functioning. Symptoms of MDD include diminished pleasure or loss of interest in activities, changes in appetite that result in weight changes, insomnia or oversleeping, psychomotor agitation, loss of energy or increased fatigue, feelings of worthlessness or inappropriate guilt, difficulty thinking, concentrating or making decisions, and thoughts of death or suicide and attempts at suicide.

The most commonly-prescribed current oral antidepressants are known as selective serotonin reuptake inhibitors (SSRIs), and serotonin-norepinephrine reuptake inhibitors (SNRIs). SSRIs are intended to increase the amount of available serotonin, a neurotransmitter closely linked to mood and anxiety disorders, by inhibiting the reuptake of serotonin in the brain, preventing nerve cells from reabsorbing serotonin and reducing the levels in the brain. This means more serotonin remains available, which can sometimes improve symptoms and make patients more responsive to psychotherapy and other treatments. SNRIs similarly are intended to inhibit the reuptake of serotonin and another neurotransmitter, norepinephrine, and increase the available amounts of each in the brain. Like serotonin, norepinephrine is a neurotransmitter linked to mood.

While these medications can certainly be effective in the right context, it can be a challenge to find the right drug or combination of drugs for a particular patient. About two-thirds of patients with MDD do not respond to their initial treatment with such medications. In addition, it can take many weeks or even months to identify whether an antidepressant is working, all the while leaving a patient to cope with their depression symptoms and the potentially debilitating side effects of the antidepressants they are prescribed.

Due to their long-onset pharmacology, limited efficacy and many side effects and safety concerns, current FDA-approved oral antidepressants available in the multi-billion-dollar global depression market are often inadequate to satisfy the underserved medical needs of millions suffering from the debilitating effects of depression. Inadequate response to current medications is among the key reasons MDD is one of the leading public health concerns in the United States, creating a significant unmet medical need for new agents with fundamentally different mechanisms of action and side effect and safety profiles.

PH10 is a new generation antidepressant with a mechanism of action that is fundamentally different from all current FDA-approved antidepressants. After self-administration, a non-systemic microgram-level dose of PH10 binds to nasal chemosensory receptors that, in turn, activate key neural circuits in the brain that can lead to rapid-onset antidepressant effects, but without the psychological side effects (such as dissociation and hallucinations) or safety concerns that maybe be caused by rapid-onset ketamine-based therapy, including both intravenous ketamine and esketamine nasal spray, or the side effects and safety concerns of current long-onset oral antidepressants. In a small exploratory Phase 2A clinical trial (n=30), PH10, self-administered at a dose of 6.4 micrograms, was well-tolerated and demonstrated statistically significant (p=0.022) rapid-onset antidepressant effects, which were sustained over an 8-week period, as measured by the Hamilton Depression Rating Scale (HAM-D), without side effects or safety concerns that may be caused by ketamine-based therapy and oral antidepressants. Based on positive results from this exploratory Phase 2A study, we are preparing for Phase 2B clinical development of PH10 in MDD, which preparation includes completing two additional preclinical toxicology studies required by the FDA to support our new Investigational New Drug (IND) application for proposed Phase 2B clinical development of PH10 in the U.S. With its favorable safety profile observed during clinical development to date, we believe PH10 has potential for multiple applications in global depression markets, including first as a differentiated stand-alone therapy for MDD.

AV-101, an Oral NMDA Receptor Antagonist for Depression and Neurological Disorders

AV-101 (4-Cl-KYN) targets the NMDAR (N-methyl-D-aspartate receptor), an ionotropic glutamate receptor in the brain. Abnormal NMDAR function is associated with numerous CNS diseases and disorders. AV-101 is an oral prodrug of 7-chloro-kynurenic acid (7-Cl-KYNA), which is a potent and selective full antagonist of the glycine co-agonist site of the NMDAR that inhibits the function of the NMDAR. Unlike ketamine and many other NMDAR antagonists, 7-Cl-KYNA is not an ion channel blocker. At doses administered in all studies to date, AV-101 has exhibited no dissociative or hallucinogenic psychological side effects or safety concerns. With its exceptionally few side effects and favorable safety profile observed in all studies to date, AV-101, in combination with the FDA-approved drug, probenecid, has potential to be a new, differentiated oral treatment for multiple large-market CNS indications where we believe current treatments are inadequate to meet high underserved patient needs. The FDA has granted Fast Track designation for development of AV-101 as both a potential adjunctive treatment for MDD and as a non-opioid treatment for neuropathic pain.

In late-2019, we completed a Phase 2 clinical trial of AV-101 as a potential adjunctive treatment, together with a standard FDA-approved oral SSRI or SNRI, in MDD patients who had an inadequate response to a stable dose of their oral antidepressant (the Elevate Study). Topline results of the Elevate Study (n=199) indicated that the AV-101 treatment arm did not differentiate from placebo on the primary endpoint (change in the Montgomery-Åsberg Depression Rating Scale (MADRS-10) total score compared to baseline), potentially due to sub-therapeutic levels of 7-Cl-KYNA in the brain. As in prior clinical studies, AV-101 was well tolerated, with no psychotomimetic side effects or drug-related serious adverse events.

Our recent discoveries from successful preclinical studies of AV-101 in combination with probenecid, a safe and well-known oral anion transport inhibitor approved by the FDA for treatment of gout, suggest that there is a substantially increased brain concentration of AV-101 and its active metabolite, 7-Cl-KYNA, when AV-101 is given together with probenecid. These surprising effects were first revealed as to AV-101 and 7-Cl-KYNA in our recent preclinical studies, although the effects are consistent with well-documented clinical studies of probenecid’s ability to increase the therapeutic benefits of several classes of FDA-approved drugs that are unrelated to AV-101 and 7-Cl-KYNA, including certain antibacterial, anticancer and antiviral drugs. When probenecid was administered in combination with AV-101 in animal models, substantially increased brain concentrations of AV-101 and 7-Cl-KYNA were discovered.  We also recently identified that some of the same kidney transporters that reduce drug concentrations in the blood, by excretion in the urine, are also found in the blood brain barrier and function to reduce 7-Cl-KYNA levels in the brain by pumping it out of the brain and back into the blood. In our recent preclinical studies with AV-101 and probenecid, we discovered that blocking those transporters in the blood brain barrier with probenecid resulted, as noted above, in a substantially increased brain concentration of 7-Cl-KYNA. This 7-Cl-KYNA efflux-blocking effect of probenecid, with the resulting increased brain levels and duration of 7-Cl-KYNA, suggests the potential impact of AV-101 with probenecid could result in far more profound therapeutic benefits for patients with MDD and other NMDAR-focused CNS disorders than demonstrated in the Elevate Study.

In addition, a Phase 1B target engagement study completed after the Elevate Study by the Baylor College of Medicine (Baylor) with financial support from the U.S. Department of Veterans Affairs (VA), involved 10 healthy volunteer U.S. military Veterans who received single doses of AV-101 (720 mg or 1440 mg) or placebo, in a double-blind, randomized, cross-over controlled trial. The primary goal of the study was to identify and define a dose-response relationship between AV-101 and multiple electrophysiological (EEG) biomarkers related to NMDAR function, as well as blood biomarkers associated with suicidality (the Baylor Study). We believe the findings from the Baylor Study suggest that, in healthy Veterans, the higher dose of AV-101 (1440 mg) was associated with dose-related increase in the 40 Hz Auditory Steady State Response (ASSR), a robust measure of the integrity of inhibitory interneuron synchronization that is associated with NMDAR inhibition. Findings from the Baylor Study were presented at the 58th Annual Meeting of the American College of Neuropsychopharmacology (ACNP) in Orlando, Florida in December 2019.

The Baylor Study and the results of our recent preclinical studies involving AV-101 in combination with probenecid suggest that it may be possible to increase therapeutic concentrations and duration of 7-Cl-KYNA in the brain, and thus increase NMDAR antagonism in MDD patients and individuals suffering from other CNS indications involving abnormal function of the NMDAR, when AV-101 and probenecid are combined. We are currently preparing for Phase 1B clinical development of AV-101 in combination with probenecid.

VistaStem Therapeutics – Stem Cell Technology for Drug Rescue, Cell Therapy and Regenerative Medicine

In addition to our current CNS drug candidates, our wholly-owned subsidiary, VistaStem Therapeutics (VistaStem) has developed stem cell technology-based, pipeline-enabling capabilities involving application of human pluripotent stem cell (hPSC) technologies. VistaStem’s customized cardiac bioassay system, CardioSafe 3D, has been developed to discover and develop small molecule New Chemical Entities (NCEs) for our CNS pipeline or out-licensing. In addition, VistaStem’s stem cell technologies involving hPSC-derived blood, cartilage, heart and liver cells have multiple potential applications in the cell therapy (CT) and regenerative medicine (RM) fields.

To advance potential CT and RM applications of VistaStem’s hPSC technologies related to heart cells, we licensed to BlueRock Therapeutics LP, a next generation CT/RM company formed jointly by Bayer AG and Versant Ventures and acquired by Bayer AG in 2019, rights to develop and commercialize certain proprietary technologies relating to the production of cardiac stem cells for the treatment of heart disease. As a result of its acquisition of BlueRock Therapeutics in 2019, Bayer AG now holds such rights (the Bayer Agreement).  VistaStem retains all rights to such technologies to discover and develop small molecule NCEs and certain other applications not licensed pursuant to the Bayer Agreement. In a manner similar to the Bayer Agreement, we may pursue additional VistaStem collaborations involving rights to develop and commercialize its hPSC technologies for production of blood, cartilage, and/or liver cells for CT and RM applications, including, among other indications, treatment of arthritis, cancer and liver disease.

Corporate Information

VistaGen Therapeutics, Inc., a Nevada corporation, is the parent of VistaGen Therapeutics, Inc. (d/b/a VistaStem Therapeutics, Inc.), a wholly owned California corporation founded in 1998. Our principal executive offices are located at 343 Allerton Avenue, South San Francisco, California 94080, and our telephone number is (650) 577-3600. Our website address is www.vistagen.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Securities Offerings under Prior Registration Statements

Series A1 Warrants

On August 31, 2017, we entered into an underwriting agreement with Oppenheimer & Co. Inc., relating to the issuance and sale (the September 2017 Public Offering) of 1,371,430 shares of our common stock and warrants to purchase an aggregate total of 1,892,572 shares of our common stock, consisting of Series A1 Warrants to purchase up to 1,388,931 shares of common stock and Series A2 Warrants to purchase up to 503,641 shares of common stock (the Series A1 Warrants and Series A2 Warrants are collectively referred herein as the Warrants). Each share of common stock was sold together with 1.0128 Series A1 Warrants, each whole Series A1 Warrant to purchase one share of common stock, and 0.3672 of a Series A2 Warrant, each whole Series A2 Warrant to purchase one share of common stock, at a public offering price of $1.75 per share and related Warrants.

Each Series A1 Warrant became exercisable six months following the date of issuance, while the Series A2 Warrants were immediately exercisable. The Warrants have an exercise price of $1.82 per whole share, and expire five years from the date first exercisable. In December 2017 and January 2018, all of the Series A2 Warrants were exercised at the reset exercise price resulting from a subsequent public offering of shares of our common stock and warrants completed in December 2017, from which we received nominal cash proceeds. As of the date of this prospectus, all Series A1 Warrants offered and sold in the September 2017 Public Offering remain outstanding.

Series D Convertible Preferred Stock

On December 17, 2020, in connection with the December 2020 Public Offering, as defined below, our Board of Directors (our Board) authorized the creation of a series of up to 2.0 million shares of Series D Convertible Preferred Stock, par value $0.001 (Series D Preferred), which became effective with the filing of a Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock with the Secretary of State of the State of Nevada on December 21, 2020.

On December 18, 2020, we entered into an underwriting agreement (the December 2020 Underwriting Agreement) pursuant to which we sold, in an underwritten public offering (the December 2020 Public Offering), 63.0 million shares of our common stock at a public offering price of $0.92 per share and 2.0 million shares of Series D Preferred at a public offering price of $21.16 per share, resulting in gross proceeds to us of $100 million. Net proceeds to us from the securities sold in the December 2020 Public Offering, after deducting underwriting discounts and commissions and offering expenses payable by us, were approximately $93.6 million.

Each whole share of Series D Preferred is initially convertible into 23 shares of our common stock, or an aggregate of 46.0 million shares of our common stock (the Series D Conversion Shares), at any time at the option of the holder; provided, that the Series D Preferred was not convertible until the effective date of the Charter Amendment (defined below); and provided further, that the holders of Series D Preferred will be prohibited, subject to certain exceptions, from converting such shares of Series D Preferred into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 19.99% upon 61 days’ prior notice to us.

Charter Amendment

On March 5, 2021, at a virtual special meeting of stockholders of the Company, stockholders approved an amendment to our Restated Articles of Incorporation, as amended (our Charter), to increase the number of shares of common stock authorized for potential future issuance from 175 million to 325 million shares (the Charter Amendment). We filed a certificate of amendment with the Secretary of State of the State of Nevada to effect the Charter Amendment on March 5, 2021.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, our Quarterly Reports on Form 10-Q for the periods ended June 30, 2020, September 30, 2020 and December 31, 2020, and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our common stock could decline materially and you could lose all or part of your investment.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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the impact of the COVID-19 pandemic, efforts to contain the pandemic and resulting economic downturn on our operations and financial condition;

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the availability of capital to satisfy our working capital requirements;

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the accuracy of our estimates regarding expenses, future revenues and capital requirements;

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our plans to develop and commercialize our any of our current product candidates;

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our ability to initiate and complete our clinical trials and to advance our product candidates into additional clinical trials, including pivotal clinical trials, and successfully complete such clinical trials;

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regulatory developments in the United States and foreign countries;

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the performance of our third-party contractors involved with the manufacture and production of our drug candidates for nonclinical and clinical development activities, contract research organizations and other third-party nonclinical and clinical development collaborators and regulatory service providers;

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our ability to obtain and maintain intellectual property protection for our core assets;

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the size of the potential markets for our product candidates and our ability to serve those markets;

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the rate and degree of market acceptance of our product candidates for any indication once approved;

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the success of competing products and product candidates in development by others that are or become available for the indications that we are pursuing;

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the loss of key scientific, clinical and nonclinical development, and/or management personnel, internally or from one of our third-party collaborators;

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our ability to comply with Nasdaq continued listing standards;

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our ability to continue as a going concern; and

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other risks and uncertainties, including those described under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and those described under Part II, Item 1A, “Risk Factors,” in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020, which risk factors are incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” sections in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein, that we believe could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus primarily for research and development expenses associated with continuing development of PH94B, PH10, AV-101, VistaStem’s drug rescue activities focused on potential drug candidates to expand our CNS pipeline or out-licensing opportunities, proof of principle studies with respect to potential CT and RM applications of VistaStem’s stem cell technology involving blood, cartilage and liver cells, and for other working capital and capital expenditures. We may also use the net proceeds from the sale of the securities under this prospectus to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so.

Pending other uses, we intend to invest our proceeds from the offering in short-term investments or hold them as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 325.0 million shares of common stock, $0.001 par value per share, and 10.0 million shares of preferred stock, $0.001 par value per share. The following is a description of our common stock and certain provisions of our Charter, and our amended and restated bylaws, and certain provisions of Nevada law.

As of March 10, 2021, there were issued and outstanding, or reserved for issuance:

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143,762,996 shares of common stock held by approximately 25,000 stockholders of record;

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750,000 shares of common stock reserved for issuance upon conversion of 500,000 shares our Series A Preferred held by one institutional investor and one accredited individual investor;

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1,131,669 shares of common stock reserved for issuance upon conversion of 1,131,669 shares of our Series B Preferred held by one institutional investor;

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2,318,012 shares of common stock reserved for issuance upon conversion of 2,318,012 shares of our Series C Preferred held by one institutional investor;

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46,000,000 shares of common stock reserved for issuance upon conversion of 2,000,000 shares of our Series D Preferred held by 23 institutional investors;

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19,437,532 shares of common stock that have been reserved for issuance upon exercise of outstanding warrants, with a weighted average exercise price of $1.77 per share, including up to 1,371,430 shares of common stock issuable upon exercise of the Series A1 Warrants;

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7,643,088 shares of common stock reserved for issuance upon exercise of outstanding stock options under our Amended and Restated 2016 Stock Incentive Plan, with a weighted average exercise price of $1.41 per share;

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6,700,000 shares of common stock reserved for issuance upon exercise of outstanding stock options under our 2019 Omnibus Equity Incentive Plan, with a weighted average exercise price of $1.22 per share, and

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2,168,158 shares of common stock reserved for future issuance in connection with future grants under our 2019 Omnibus Equity Incentive Plan.

We may elect or be required to amend our Charter to increase the number of shares of common stock authorized for issuance prior to completing sales of shares of our common stock, or securities convertible and/or exchangeable into shares of our common stock described in this prospectus and/or any accompanying prospectus supplement.

Common Stock

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our Charter and our Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Except as otherwise expressly provided in our Charter, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of common stock are fully paid and nonassessable.

Voting Rights

Each holder of our common stock is entitled to cast one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for election of directors is not allowed under our Charter, which means that a plurality of the shares voted can elect all of the directors then outstanding for election. Except as otherwise provided under Nevada law or our Charter and Bylaws, on matters other than election of directors, action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action.

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available, if our Board, in its discretion, determines to issue a dividend, and only at the times and in the amounts that our Board may determine. Our Board is not obligated to declare a dividend. We have not paid any dividends in the past and we do not intend to pay dividends in the foreseeable future.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

No Preemptive or Similar Rights

Our common stock is not subject to conversion, redemption, sinking fund or similar provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

This section describes the general terms and provisions of our outstanding shares of preferred stock, as well as preferred stock that we may offer from time to time. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, which may differ from the terms we describe below. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable certificate of designation, our Charter, and the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) for more specific information.

We are authorized, subject to limitations prescribed by Nevada law, to issue up to 10.0 million shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Outstanding Series of Preferred Stock

Currently, there are four series of our preferred stock outstanding- Series A Convertible Preferred Stock, Series B 10% Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock. The rights and preferences associated with each series are summarized below.

Series A Preferred

General

In December 2011, our Board authorized the creation of a series of up to 500,000 shares of Series A Preferred, par value $0.001 (Series A Preferred).  Each restricted share of Series A Preferred is currently convertible at the option of the holder into one and one-half restricted shares of our common stock.  The Series A Preferred ranks prior to the common stock for purposes of liquidation preference.

Conversion and Rank

At March 10, 2021, there were 500,000 shares of Series A Preferred outstanding, which shares are currently subject to beneficial ownership blockers and are exchangeable at the option of the holders into an aggregate of 750,000 shares of our common stock. The Series A Preferred ranks prior to our common stock for purposes of liquidation preference.

Conversion Restriction

At no time may a holder of shares of Series A Preferred convert shares of the Series A Preferred if the number of shares of common stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the Exchange Act) and the rules thereunder) more than 9.99% of all of the common stock outstanding at such time; provided, however, that this limitation may be waived upon sixty-one (61) days’ notice to us.

Dividend Rights

The Series A Preferred has no separate dividend rights. However, whenever our Board declares a dividend on our common stock, each holder of record of a share of Series A Preferred, or any fraction of a share of Series A Preferred, on the date set by the Board to determine the owners of the common stock of record entitled to receive such dividend (Record Date) shall be entitled to receive out of any assets at the time legally available therefor, an amount equal to such dividend declared on one share of common stock multiplied by the number of shares of common stock into which such share, or such fraction of a share, of Series A Preferred could be exchanged on the Record Date.

Voting Rights

The Series A Preferred has no voting rights, except with respect to transactions upon which the Series A Preferred shall be entitled to vote separately as a class. The common stock into which the Series A Preferred is exchangeable shall, upon issuance, have all of the same voting rights as other issued and outstanding shares of our common stock.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities, the holders of Series A Preferred then outstanding shall be entitled to receive, out of our assets, if any, an amount per share of Series A Preferred calculated by taking the total amount available for distribution to holders of all of our outstanding common stock before deduction of any preference payments for the Series A Preferred, divided by the total of (x), all of the then outstanding shares of our common stock, plus (y) all of the shares of our common stock into which all of the outstanding shares of the Series A Preferred can be exchanged before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock.

Series B Preferred

General

In July 2014, our Board authorized the creation of a class of Series B Preferred Stock, par value $0.001 (Series B Preferred). In May 2015, we filed a Certificate of Designation of the Relative Rights and Preferences of the Series B 10% Preferred Stock of VistaGen Therapeutics, Inc. (Certificate of Designation) with the Nevada Secretary of State to designate 4.0 million shares of our authorized preferred stock as Series B Preferred.

Conversion

Each share of Series B Preferred is convertible, at the option of the holder (Voluntary Conversion), into one (1) share of the Company’s common stock. All outstanding shares of Series B Preferred are also automatically convertible into common stock (Automatic Conversion) upon the closing or effective date of any of the following transactions or events: (i) a strategic transaction involving AV-101 with an initial up front cash payment to the Company of at least $10.0 million; (ii) a registered public offering of Common Stock with aggregate gross proceeds to the Company of at least $10.0 million; or (iii) for 20 consecutive trading days the Company’s Common Stock trades at least 20,000 shares per day with a daily closing price of at least $12.00 per share; provided, however, that Automatic Conversion and Voluntary Conversion are subject to certain beneficial ownership blockers set forth in Section 6 of the Certificate of Designation.

Following the completion of our $10.9 million underwritten public offering of our common stock in May 2016, which public offering occurred concurrently with and facilitated our listing on the Nasdaq Capital Market, approximately 2.4 million shares of Series B Preferred were converted automatically into approximately 2.4 million shares of our common stock pursuant to the Automatic Conversion provision. At March 10, 2021, there were 1,131,669 shares of Series B Preferred outstanding, which shares are currently subject to beneficial ownership blockers and are exchangeable at the option of the respective holders by Voluntary Conversion, or pursuant to Automatic Conversion to the extent not otherwise subject to beneficial ownership blockers, into an aggregate of 1,131,669 shares of our common stock.

Conversion Restriction

At no time may a holder of shares of Series B Preferred convert shares of the Series B Preferred, either by Voluntary Conversion or Automatic Conversion, if the number of shares of common stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the common stock outstanding at such time; provided, however, that this limitation may be waived upon sixty-one (61) days’ notice to us.

Rank

The Series B Preferred ranks prior to our common stock, and pari passu with the Series A Preferred for purposes of liquidation preference.

Dividend Rights

Prior to either a Voluntary Conversion or Automatic Conversion, shares of Series B Preferred will accrue dividends, payable only in unregistered common stock, at a rate of 10% per annum (the Accrued Dividend) on the stated value of the Series B Preferred ($7.00 per share). The Accrued Dividend will be payable on the date of either a Voluntary Conversion or Automatic Conversion solely in that number of shares of Common Stock equal to the Accrued Dividend.

Voting Rights

The Series B Preferred has no voting rights, except with respect to transactions upon which the Series B Preferred shall be entitled to vote separately as a class. The common stock into which the Series B Preferred shall be exchangeable shall, upon issuance, have all of the same voting rights as other issued and outstanding shares of our common stock.

Liquidation Rights

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of Series B Preferred are entitled to receive out of the Company’s assets, whether capital or surplus, an amount equal to the stated value of the Series B Preferred ($7.00 per share), plus any accrued and unpaid dividends thereon, before any distribution or payment shall be made to the holders of any junior securities, including holders of our common stock. If the assets of the Company are insufficient to pay, in full, such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Series C Preferred

General

In January 2016, our Board authorized the creation of and, accordingly, we filed a Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of VistaGen Therapeutics, Inc. (the Series C Preferred Certificate of Designation) with the Nevada Secretary of State to designate 3.0 million shares of our preferred stock, par value $0.001 per share, as Series C Convertible Preferred Stock (Series C Preferred).

Conversion and Rank

At March 10, 2021, there were 2,318,012 shares of Series C Preferred outstanding, which shares of Series C Preferred are currently subject to beneficial ownership blockers and are exchangeable at the option of the holder into 2,318,012 shares of our common stock. The Series C Preferred ranks prior to our common stock for purposes of liquidation preference, and pari passu with the Series A Preferred and Series B Preferred.

Conversion Restriction

At no time may a holder of shares of Series C Preferred convert shares of the Series C Preferred if the number of shares of common stock to be issued pursuant to such conversion would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 9.99% of all of the common stock outstanding at such time; provided, however, that this limitation may be waived upon sixty-one (61) days’ notice to us.

Dividend Rights

The Series C Preferred has no separate dividend rights. However, whenever our Board declares a dividend on our common stock, each holder of record of a share of Series C Preferred, or any fraction of a share of Series C Preferred, on the Record Date set by the Board to determine the owners of the common stock of record entitled to receive such dividend shall be entitled to receive out of any assets at the time legally available therefor, an amount equal to such dividend declared on one share of common stock multiplied by the number of shares of common stock into which such share, or such fraction of a share, of Series C Preferred could be exchanged on the Record Date.

Voting Rights

The Series C Preferred has no voting rights, except with respect to transactions upon which the Series C Preferred shall be entitled to vote separately as a class. The common stock into which the Series C Preferred is exchangeable shall, upon issuance, have all of the same voting rights as other issued and outstanding shares of our common stock.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities, the holders of Series C Preferred then outstanding shall be entitled to receive, out of our assets, if any, an amount per share of Series C Preferred calculated by taking the total amount available for distribution to holders of all of our outstanding common stock before deduction of any preference payments for the Series C Preferred, divided by the total of (x), all of the then outstanding shares of our common stock, plus (y) all of the shares of our common stock into which all of the outstanding shares of the Series C Preferred can be exchanged before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock.

Series D Preferred

In connection with the December 2020 Public Offering, on December 21, 2020, we filed the Certificate of Designation of the Relative Rights and Preferences of the Series D Convertible Preferred Stock (the Series D COD) with the Secretary of State of the State of Nevada to establish the terms, rights, obligations and preferences of the Series D Preferred Stock. The Series D COD became effective upon the filing with the Secretary of State of the State of Nevada. The Series D COD designates 2,000,000 shares as Series D Convertible Preferred Stock, par value $0.001 per share (Series D Preferred).

Rank

The shares of Series D Preferred rank: (i) senior to all of our common stock until the date of the Charter Amendment; (ii) senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series D Preferred; (iii) on parity to all shares of our Series A Preferred, Series B Preferred and Series C Preferred; (iv) on parity to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms on parity with the Series D Preferred; and (v) junior to any class or series of the Company’s capital stock thereafter created specifically ranking by its terms senior to the Series D Preferred, in each case, as to distributions of assets upon the Company’s liquidation, dissolution or winding up whether voluntarily or involuntarily and/or the right to receive dividends.

Conversion

Each whole share of Series D Preferred is initially convertible into 23 shares of common stock at any time at the option of the holder (the Series D Conversion Shares); provided, that the Series D Preferred will not be convertible prior to the date on which the Company receives stockholder approval and upon effectiveness of the Charter Amendment; and provided further, that the holders of Series D Preferred will be prohibited, subject to certain exceptions, from converting such shares of Series D Preferred into shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of common stock then issued and outstanding, which percentage may be changed at the holder’s election to a lower percentage at any time or to a higher percentage not to exceed 19.99% upon 61 days’ notice to us.

As noted above, our stockholders approved the Charter Amendment at a virtual special meeting of stockholders on March 5, 2021, and the Charter Amendment was filed with the State of Nevada and became effective on the same date.

Liquidation Rights

Prior to approval and effectiveness of the Charter Amendment, each holder of shares of Series D Preferred was entitled to receive, in preference to any distributions of any of our assets or surplus funds to the holders of common stock and any of our securities that by their terms are junior to the Series D Preferred and pari passu with any distribution to the holders of any securities having (by their terms) parity with the Series D Preferred, an amount equal to $0.001 per share of Series D Preferred, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of common stock or any of our securities that by their terms are junior to the Series D Preferred. If, upon any such liquidation, dissolution or winding up of the Company, our assets shall be insufficient to pay the holders of shares of the Series D Preferred the amount required under the preceding sentence, then all of our remaining assets shall be distributed ratably to holders of the shares of the Series D Preferred and any securities having (by their terms) parity with the Series D Preferred. After such preferential payment, each holder of shares of Series D Preferred shall be entitled to participate pari passu with the holders of common stock (on an as-converted basis, without regard to the 9.99% beneficial ownership limitation) and any securities having (by their terms) parity with the Series D Preferred, including the Series A Preferred, the Series B Preferred Stock and the Series C Preferred, in the remaining distribution of our net assets available for distribution.

Following the approval and effectiveness of the Charter Amendment on March 5, 2021, the Series D Preferred now has no liquidation preference.

Dividend Rights

Shares of the Series D Preferred Stock are entitled to receive any dividends payable to holders of common stock on an as-converted-to-common-stock basis.

Voting Rights

Following the approval and effectiveness of the Charter Amendment on March 5, 2021, the affirmative vote of holders of a majority of the then-outstanding shares of Series D Preferred will be required before we can: (a) amend, alter, modify or repeal (whether by merger, consolidation or otherwise) the Series D COD, our Charter and our Bylaws in any manner that adversely affects the rights, preferences, privileges or the restrictions provided for the benefit of, the Series D Preferred; (b) issue further shares of Series D Preferred or increase or decrease (other than by conversion) the number of authorized shares of Series D Preferred; or (c) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of the requisite holders.

Redemption

We are not obligated to redeem or repurchase any shares of Series D Preferred. Shares of Series D Preferred will not otherwise be entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Registration of Series D Conversion Shares

The Series D Conversion Shares were previously registered pursuant to a prospectus supplement filed with the SEC on December 18, 2020 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the Securities Act), which supplemented the Company’s effective shelf registration statement on Form S-3 (File No. 333-234025), originally filed with the SEC on September 30, 2019 and declared effective on October 8, 2019. Pursuant to Rule 415(a)(6) and Rule 429 under the Securities Act, the offering of the Series D Conversion Shares will be registered pursuant to this registration statement.

Shares of Preferred Stock Issuable Pursuant to this Prospectus

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

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the title and stated value;

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the number of shares authorized;

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the liquidation preference per share;

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the purchase price;

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the dividend rate, period and payment date, and method of calculation for dividends;

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whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

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the procedures for any auction and remarketing, if any;

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the provisions for a sinking fund, if any;

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the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise such redemption and repurchase rights;

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any listing of the preferred stock on any securities exchange or market;

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whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

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voting rights, if any, of the preferred stock;

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preemptive rights, if any;

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restrictions on transfer, sale or other assignment, if any;

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a discussion of any material United States federal income tax considerations applicable to the preferred stock;

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the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

DESCRIPTION OF OUR WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. Warrants may be offered independently or together with common stock or preferred stock offered by any prospectus supplement or free writing prospectus, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any warrants we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below.

In the event that we issue warrants, we may issue the warrants under a warrant agreement, which, if applicable, we will enter into with a warrant agent to be selected by us. Forms of these warrant agreements and forms of the warrant certificates representing the warrants, and the complete warrant agreements and forms of warrant certificates containing the terms of the warrants being offered, will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement or free writing prospectus related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms relating to a series of warrants. If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

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the offering price and the aggregate number of warrants offered;

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the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

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the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

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the date on and after which the holder of the warrants can transfer them separately from the related common stock;

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the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

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the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

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the date on which the right to exercise the warrants begins and the date on which that right expires;

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federal income tax consequences of holding or exercising the warrants; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase the number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement or free writing prospectus. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

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delivering to the warrant agent the payment required by the applicable prospectus supplement or free writing prospectus to purchase the underlying security;

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properly completing and signing the reverse side of the warrant certificate representing the warrants; and

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delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If a holder complies with the procedures described above, such warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After the holder has completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to such holder the common stock or preferred stock purchased upon exercise. If the holder exercises fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to the holder for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the exercise price of, and the number of securities covered by, a common stock or a preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement or free writing prospectus states otherwise, if we, without receiving payment:

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issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

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pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

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issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

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issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock or preferred stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above or as otherwise set forth in the applicable prospectus supplement or free writing prospectus, the exercise price and number of securities covered by a common stock or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of such warrant, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock and preferred stock warrants may have additional rights under the following circumstances:

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certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

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certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

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certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive, upon exercise of their warrants, the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

Series A1 Warrants

As described above, we have issued Series A1 Warrants to purchase up to 1,388,931 shares of our common stock at an exercise price of $1.82 per share, which warrants expire on or about March 7, 2023. The Series A1 Warrants Shares that may become issuable from time to time upon the exercise of the Series A1 Warrants are being offered pursuant to this prospectus. For more information, see “Registration of Series A1 Warrants and Series A1 Warrant Shares” below.

Duration and Exercise Price: The Series A1 Warrants are exercisable for a five-year period commencing on or about March 7, 2018, and have an exercise price of $1.82 per share.

Exercisability: Each of Series A1 Warrant may be exercised, in whole or in part, by delivering to the Company a written notice of election to exercise the applicable Series A1 Warrant and delivering to the Company cash payment of the exercise price, if applicable. The exercise price and the number of shares of our common stock issuable upon exercise of the Series A1 Warrants is subject to adjustment in the event of certain subdivisions and combinations, including by any stock split or reverse stock split, stock dividend, recapitalization or otherwise.

Cashless Exercise: If, at any time during the term of the Series A1 Warrants, the issuance or resale of shares of our common stock upon exercise of the Series A1 Warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the Series A1 Warrants (in whole or in part) in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Series A1 Warrants. Shares issued pursuant to a cashless exercise would be deemed to have been issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and the shares of common stock issued upon such cashless exercise would take on the characteristics of the Series A1 Warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the Series A1 Warrants.

Adjustment Provisions: The exercise price and the number and type of securities purchasable upon exercise of the Series A1 Warrants are subject to adjustment upon certain corporate events, including certain subdivisions, combinations and similar events  If we declare any dividend or distribution of assets (including cash, stock or other securities, evidence of indebtedness, purchase rights or other property), each holder of a Series A1 Warrant will be entitled to participate in such distribution to the same extent that the holder would have participated had the applicable Series A1 Warrant been exercised immediately before the record date for the distribution.

Transferability: Subject to applicable laws, the Series A1 Warrants may be offered for sale, sold, transferred or assigned without our consent. However, as of the date of this prospectus there is no established trading market for the Series A1 Warrants and it is not expected that a trading market for the Series A1 Warrants will develop in the future. Without an active trading market, the liquidity of the Series A1 Warrants will be limited.

Listing: We have not and will not apply to list the Series A1 Warrants on Nasdaq Capital Market. We do not intend to list the Series A1 Warrants on any securities exchange or other quotation system. Without an active market, the liquidity of the Series A1 Warrants will be limited.

Rights as a stockholder: Except as set forth in the Series A1 Warrants or by virtue of such holders’ ownership of shares of our common stock, the holders of the Series A1 Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the Series A1 Warrants.

Limitations on Exercise: The exercise of the Series A1 Warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined in accordance with the terms of the Series A1 Warrants) more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock immediately after giving effect to the exercise.

Fundamental Transactions: In the event of certain fundamental transactions, as described in the Series A1 Warrants and generally including any merger or consolidation with or into another entity, the holders of the Series A1 Warrants shall thereafter have the right to exercise the applicable Series A1 Warrant for the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of shares of common stock issuable upon exercise in full of the Series A1 Warrant. In the event of a Change of Control (as defined in the Series A1 Warrants) (other than a Change of Control which was not approved by our Board, as to which this right shall not apply), at the request of the holder delivered before the 30th day after such Change of Control, a holder of a Series A1 Warrant will have the right to require us or any successor entity to purchase the holder’s Series A1 Warrant for the Black-Scholes Value of the remaining unexercised portion of the Series A1 Warrant on the effective date of such Change of Control (determined in accordance with a formula specified in the Series A1 Warrants), payable in cash; provided, that if the applicable Change of Control was not approved by our Board, such amount shall be payable, at our option in either (x) shares of our common stock or the consideration receivable by holders of common stock in the Change of Control transaction, as applicable, valued at the value of the consideration received by the shareholders in such Change of Control, or (y) cash.

Dividends and Other Distributions: If we declare or make any dividend or other distribution of our assets to holders of shares of our common stock (including any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets), then, subject to certain limitation on exercise described in the Series A1 Warrants, each holder of a Series A1 Warrant shall receive the distributed assets that such holder would have been entitled to receive in the distribution had the holder exercised the Series A1 Warrant immediately prior to the record date for the distribution.

Registration of Series A1 Warrants and Series A1 Warrant Shares. The Series A1 Warrants and the Series A1 Warrant Shares were previously registered pursuant to a prospectus supplement filed with the SEC on August 31, 2017 pursuant to Rule 424(b)(5) under the Securities Act, and pursuant to the Company’s effective shelf registration statements on Form S-3 (File Nos. 333-215671 and 333-234025) (the Prior Registration Statements), which were originally filed with the Securities and Exchange Commission (the SEC) on January 23, 2017 and September 30, 2019, respectively, and declared effective by the SEC on July 27, 2017 and October 8, 2019, respectively. Pursuant to Rule 415(a)(6) and Rule 429 under the Securities Act, the offering of the Series A1 Warrant Shares will be registered pursuant to this registration statement.

DESCRIPTION OF OUR UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement or free writing prospectus. If so described in a particular prospectus supplement or free writing prospectus, the specific terms of any series of units may differ from the general description of terms presented below.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of our preferred stock, warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

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the terms of the units and of any of the shares of common stock, shares of preferred stock, or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units;

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if appropriate, a discussion of material U.S. federal income tax considerations; and

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a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF CERTAIN PROVISIONS OF NEVADA LAW AND
OUR CHARTER AND BYLAWS

Transactions with Interested Persons

Under the Nevada Revised Statutes (the NRS) a transaction with the Company (i) in which a Company director or officer has a direct or indirect interest, or (ii) involving another corporation, firm or association in which one or more of the Company’s directors or officers are directors or officers of the corporation, firm or association or have a financial interest in the corporation firm or association, is not void or voidable solely because of the director’s or officer’s interest or common role in the transaction if any one of the following circumstances exists:

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the fact of the common directorship, office or financial interest is known to our Board or a committee of our Board and a majority of disinterested directors on the Board (or on the committee) authorize, approved or ratify the transaction in good faith;

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the fact of the common directorship, office or financial interest is known to the stockholders and stockholders holding a majority of the shares, including shares held by the common or interested directors or officers, authorize, approve or ratify the transaction in good faith;

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the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought to the Board for action; or

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the transaction is fair to the Company at the time it is authorized or approved.

Anti-Takeover Provisions

Our Charter and Nevada law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued common stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the NRS, which apply to any Nevada corporation which has at least 200 stockholders of record and is publicly traded, including us, prohibits an “interested stockholder” from entering into specified types of business “combinations” with the Nevada corporation for two years, unless certain conditions are met. A “combination” includes:

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any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

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any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

i.
having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

ii.
having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or

iii.
representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or

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the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

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the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

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if any of the following actions occurs

i.
a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

ii.
recapitalization of the corporation;

iii.
merger or consolidation of the corporation with any subsidiary; or

iv.
any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares; or

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any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

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directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

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an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the NRS only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect ten days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Further, our Bylaws contain a specific opt out from the statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds:

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at least one-fifth but less than one-third;

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at least one-third but less than a majority; and

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a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within 90 days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our Charter and our Bylaws, as do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenter’s rights proceeding pursuant to Chapter 92A of the NRS.

 PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

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the name or names of any underwriters or agents, if applicable;

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the purchase price of the securities and the proceeds we will receive from the sale;

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any over-allotment options under which underwriters may purchase additional securities from us;

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any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

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any public offering price;

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any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed.

We may also sell equity securities covered by this registration statement in an “at the market offering” as defined in Rule 415 under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price, either:

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on or through the facilities of the Nasdaq Capital Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

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to or through a market maker otherwise than on the Nasdaq Capital Market or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as principal or agent.

Only underwriters named in a prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement that names the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the Exchange Act). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in accordance with Rule 103 of Regulation M during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Woodburn and Wedge, of Reno, Nevada.

EXPERTS

OUM & Co. LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2020, as set forth in their report, which is incorporated by reference in this prospectus. The report for VistaGen Therapeutics, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. Our financial statements are incorporated by reference in reliance on OUM & Co. LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available, at no charge, to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

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our Annual Report on Form 10-K for the year ended March 31, 2020, filed on June 29, 2020;

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our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 13, 2020;

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our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed on November 12, 2020;

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our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed on February 11, 2021;

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our Definitive Proxy Statement on Schedule 14A, filed on July 27, 2020 (solely with respect to information required by Part III of our Annual Report on Form 10-K for the year ended March 31, 2020, which information shall update and supersede information included in Part III of our Annual Report on Form 10-K for the year ended March 31, 2020);

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our Current Report on Form 8-K, filed on April 3, 2020;

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our Current Report on Form 8-K, filed on April 27, 2020;

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our Current Report on Form 8-K, filed on June 26, 2020;

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our Current Report on Form 8-K, filed on August 6, 2020;

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our Current Report on Form 8-K, filed on September 18, 2020;

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our Current Report on Form 8-K, filed on October 13, 2020;

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our Current Report on Form 8-K, filed on December 1, 2020;

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our Current Report on Form 8-K, filed on December 22, 2020;

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our Current Report on Form 8-K, filed on January 6, 2021;

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our Current Report on Form 8-K, filed on February 2, 2021;

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our Current Report on Form 8-K, filed on March 5, 2021; and

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The description of our common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on May 3, 2016, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
(650) 577-3600

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

Up to $75,000,000
Common Stock

PROSPECTUS SUPPLEMENT

Jefferies

May 14, 2021